Exhibit 10.12

THIS SERVICES AGREEMENT (the “Agreement”) is entered into as of this 26th day of June 2006, between CEMUSA, Inc., a Delaware corporation having an office at 420 Lexington Avenue, Suite 2533, New York, New York 10170 (“CEMUSA”), and Shelter Express Corp., a New York corporation, having an office at 53-01 Vernon Boulevard, Long Island City, New York 11101 (“Shelter Express”).

WITNESSETH:

WHEREAS, CEMUSA has entered into a certain Franchise Agreement with the City of New York (the “City”), acting through its Department of Transportation, dated as of May 19, 2006 (the “Franchise Agreement”), a copy of which has been supplied to Shelter Express, pursuant to which the City granted CEMUSA a non-exclusive franchise for the occupancy and use of City property to install, operate, and maintain bus shelters, newsstands, self-cleaning automatic public toilets, and certain public service structures in the City (collectively, the “Coordinated Franchise Structures,” as hereinafter more fully defined); and

WHEREAS, Shelter Express is in the business of providing maintenance services for street furniture, including the assembly, installation, posting, maintenance and refurbishing of advertising displays on street furniture, and the maintenance, repair and replacement of street furniture; and

WHEREAS, Shelter Express is desirous of providing its street furniture maintenance services to CEMUSA pursuant to the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.    DEFINITIONS

1.l   “APTs” shall mean the automatic public toilets that make up a part of the Coordinated Franchise Structures under the Franchise Agreement.

1.2  “Bus Shelters” shall mean the Existing Shelters and the New Shelters, collectively.

1.3  “Coordinated Franchise Structures” shall include the Bus Shelters, the APTs, the Newsstands, and the PSSs, and also any associated equipment, wiring, and/or cables that are attached to such structures (unless owned by third-parties), and the advertising panels installed thereon.

1.4  “Effective Date” shall mean the date set forth above.

1.5  “Existing Shelters” shall mean the Bus Shelters that are part of the Coordinated Franchise Structures that are installed and existing in the City as of the date hereof, and that are included as Schedule A to the Franchise Agreement, as such may be updated or supplemented from time to time to reflect the actual location of Shelters.

1.6  “Liquidated Damages” shall mean the schedule of liquidated damages set forth at Appendix A of the Franchise Agreement.

1.7  “Locations” shall mean locations of all Shelters identified in Schedule A of the Franchise Agreement, as that may be updated and supplemented from time to time by the City or the parties hereto to reflect the actual location of the Shelters.

1.8  “Newsstands” shall mean the newsstands to be installed by CEMUSA pursuant to the Franchise Agreement.

1.9 “New Shelters” shall mean the new bus shelters that make up a part of the Coordinated Franchise Structures to be installed by CEMUSA pursuant to the Franchise Agreement.

1.10  “Posting” shall mean the application and installation of advertising posters on the Coordinated Franchise Structures in a clean and attractive manner, and in a manner consistent with Cemusa’s requirements and the specifications set forth in the Franchise Agreement.

2.    TERM

The term (the “Term”) of this Agreement shall be for five years commencing on the Effective Date, subject to the conditions set forth in Section 3 of this Agreement.

3.    BUS SHELTERS

3.1  Maintenance and Electrical Services. Shelter Express shall provide labor, equipment, and supervision to service the Bus Shelters as described herein. CEMUSA shall provide any and all structural components and electrical parts needed in order for Shelter Express to carry out these services, either by direct purchase, or, upon approval in advance by CEMUSA, by Shelter Express purchase with reimbursement by CEMUSA. For the first two years of the Term for all of the Bus Shelters, and for the full five years of the Term for the Existing Shelters, Shelter Express shall be responsible for servicing said Bus Shelters in accordance with the requirements set forth in Section 3 of the Franchise Agreement, including, without limitation:

(a)           All maintenance, including, but not limited to, preventative maintenance, cleaning and removing graffiti, dirt, stickers and refuse, the replacement of any bulbs, ballasts, fuses, switches, and sockets, all to occur on at least two nonconsecutive days each week; promptly clearing and removing debris, snow and ice from the ground in and around the Bus Shelters up to three feet on each side of the Bus Shelter and to the curb on the curb-side of the Bus Shelter (including clearing a three-foot access path for wheelchairs in the case of snow and ice and spreading salt or ice remover). Subject to Section 6.2 hereof, Shelter Express shall comply with the regulations for snow removal set forth in section 16-123 of the New York City Administrative Code as may be amended or modified from time to time

(b)           Inspections on at least two nonconsecutive days each week for damage, debris and unsafe conditions.

(c)           Inspections of electrical wiring and connections including service and post connections and testing for stray voltage shall take place at least once each year during the Term. Shelter Express shall record in CEMUSA’S electronic inventory management system (“EIMIS”) the date(s) of such inspections and testing in a form and manner acceptable to CEMUSA, and provide CEMUSA with a written report of the results of such inspections and testing in a format acceptable to CEMUSA within five days of each inspection.

(d)           Maintain, replace or repair any parts or components which are broken, deteriorated or damaged within the minimum standards and timeframes set forth on Appendix C of the Franchise Agreement, including any extensions of time that may be granted by the City to CEMUSA under the Franchise Agreement

(e)           Assure adequate illumination between dusk and daylight, or whenever artificial lighting is required for the protection, safety and welfare of the public.

(f)            Remove broken glass, such that the Bus Shelter is made safe, within 24 hours after Shelter Express becomes aware of the problem, (the glass shall be replaced when practicable within 24 hours of Shelter Express becoming aware of the problem but in no event later than 48 hours, provided that CEMUSA shall have provided for Shelter Express’s use of adequate supplies of replacement glass.  )

(g)           (i)   Complete repairs, replacement of parts, or removal of the structure or components thereof as necessary to ensure public safety within 24 hours after Shelter Express becomes aware of the problem. Should a permit be required, the period for completion of such repair, replacement or removal shall be extended to within 24 hours of receipt of a permit, such permit to be applied for and obtained by CEMUSA. Shelter Express shall make the structure safe while permits are pending.

(ii)  Complete repairs, replacement of parts or removals not covered by the preceding clause (g)(i), within 5 days of the time Shelter Express becomes aware of the problem, unless a permit is required. Should a permit be required, the period for completion of such repair, replacement or removal shall be extended to within 5 days of receipt of a permit, such permit to be applied for and obtained by CEMUSA.

3.2     Inventory Report. Within thirty days of the Effective Date, Shelter Express shall complete a visual inspection and written inventory report in a form acceptable to CEMUSA of all the Existing Shelters to confirm the accuracy of the Locations and to provide a qualitative assessment of the appearance of each Existing Shelter.

3.3.    Rehabilitation Services. Shelter Express shall commence a Rehabilitation program on the Existing Shelters thirty days after the Effective Date hereof. The Rehabilitation of the Existing Shelters shall be completed no later than the six month anniversary of said date. CEMUSA may designate a priority listing of Bus Shelters for such Rehabilitation, which Shelter Express shall implement. “Rehabilitation” shall mean, at the direction of CEMUSA, the physical repair and improvement of the appearance of the Existing Shelters to include, but not be limited to: painting each entire Existing Shelter, replacing the back wall glass, replacing ad box glass, replacing or adding decals, replacing roof light diffusers, replacement of seriously deteriorated parts, and nearby sidewalk repair.

3.4     Storage, Warehousing and Spare Parts Services. During the Term, Shelter Express shall remove, dismantle and store up to 100 Existing Shelters, as may be identified by CEMUSA from time to time, or their equivalent in parts, for use as spare parts in the Rehabilitation or for repairs to be carried out hereunder. To the extent spare parts are required by Shelter Express to perform its obligations hereunder, Shelter Express may request that CEMUSA furnish such spare parts. In such case, CEMUSA shall be responsible for furnishing the spare parts, or, in CEMUSA’S discretion, may request that Shelter Express purchase said parts. Shelter Express shall make any such purchases at reasonable and customary prices, and CEMUSA shall pay to Shelter Express, upon receipt of an invoice, the reasonable and customary cost of such spare parts, plus a handling charge of five percent (5%).

3.5     Heavy Labor Services. In addition to the services listed above in this section, Shelter Express shall perform the following other services upon request during the Term in accordance with the requirements of Section 3 of the Franchise Agreement:

(a)  Existing Shelter Removal, including but not limited to removal as a result of damage to the structure, or at the direction of the City;

(b)  Existing Shelter Installation, including the installation of an existing shelter type in a new location, as well as pre-construction site surveys for assessment of sidewalk conditions and the location of a power source;

(c)  Existing Shelter Reinstallation, including the installation of an existing shelter at the same location, exclusive of trenching and electrical work;

(d)  Existing Bus Shelter Relocation, including the relocation and installation of an Existing Shelter from one location to another nearby location, exclusive of sidewalk renovation, new foundation, trenching, or electrical connections;

(e)  Sidewalk Renovation and Restoration, for standard City sidewalks (each sidewalk flag measuring 5’x5’), and as otherwise required by Section 2.5.2 of the Franchise Agreement, “Sidewalk and Historic Pavement”; and

(f)   Electrical Connections and Trenching, including trenching of electrical connections along the sidewalk to the nearest available lamppost or alternative electrical source approved by the City.

(g)         If Shelter Express removes a Bus Shelter and such Bus Shelter is to be replaced at the same location, such replacement will take place within the tune frames set forth in Appendix G of the Franchise Agreement. If a permit is required, the time period shall be measured from the date of receipt of permit, such permit to be applied for and obtained by CEMUSA.

3.6     Metal Recycling Program. During the Term, and as directed by CEMUSA, Shelter Express, at no additional cost, will make available to CEMUSA any unusable parts resulting from the services described in this Section 3 for use by CEMUSA in connection with its metal recycling program.

4.      POSTING ON BUS SHELTERS, NEWSSTANDS, AND APTs

4.1    Posting Services. During the first two years of the Term, Shelter Express shall perform the Posting Services on each and all of the Bus Shelters, APTs and Newsstands on which CEMUSA places advertising:

(a)  post all advertisements in accordance with the terms and conditions of the Franchise Agreement (including section 4.5 thereof) in a timely manner as directed by CEMUSA;

(b)  perform at least twice weekly visual inspections of all advertising posters and the quality of the Posting;

(c)  provide CEMUSA with written inventory reports of advertising posters received and held in storage, poster damage reports based on visual inspections, and Posting completion status reports, each such report to include representative digital photographs of at least 20% of each client’s showing unless otherwise agreed by the parties, and to be delivered to CEMUSA on a weekly basis in a form and manner to be determined by CEMUSA; and

(d)  for Bus Shelters only, store a sufficient supply of replacement glass and ad box parts to carry out any necessary repairs to the ad boxes, and maintain a sufficient advertising poster inventory to replace damaged posters within one day of visual inspection findings of disrepair, provided that CEMUSA supplies Shelter Express with an adequate overage supply of posters.

4.2    Pricing. The fixed monthly price for Posting set out in Exhibit 1 hereto shall remain constant regardless of the number of posters mounted, replaced or otherwise changed during the month.

5.      COVENANTS OF SHELTER EXPRESS

5.1.   Qualified Personnel. Shelter Express shall provide qualified and experienced individuals to perform all its obligations hereunder.

5.2    Required Procedural Adjustments. Notwithstanding Shelter Express’s performance of its obligations hereunder, if CEMUSA or Shelter Express is advised by the City that complaint levels of reasonably verified complaints indicating that the Bus Shelters for which Shelter Express is responsible pursuant to this Agreement are unsafe, or unclean, or in disrepair have increased by 20% or more during any six month period as compared to the previous six month period, then CEMUSA may require Shelter Express, at Shelter Express’s sole cost and expense, to adopt and implement such modifications to its inspection, maintenance, repair or cleaning procedures as CEMUSA, with the advice and input of Shelter Express, deems appropriate to ensure that such Bus Shelters are maintained in a clean and safe condition and in good repair.

5.3.   Maximum Out-of-Service Threshold. Shelter Express shall diligently perform the Maintenance and Electric Services hereunder so that no more than ten percent of the Bus Shelters for which Shelter Express is responsible pursuant to this Agreement shall ever be out of service at any given time.

5.4.   Compliance with Laws. Shelter Express shall comply with all federal, state, municipal, and local laws, rules, executive orders and regulations that may be applicable to this Agreement, including the procurement of any necessary licenses. Shelter Express shall not be responsible for procurement of sidewalk opening and other construction related permits.

5.5.   Vendor Information Exchange System. Shelter Express hereby warrants and affirms that, at all times during the Term, it will comply with the City’s Vendor Information Exchange System (“VENDEX”).

5.6.   Adequate Resources, Shelter Express shall maintain the necessary personnel, vehicles, electrical parts and material inventory to satisfactorily perform its services hereunder.

5.7.   Warehouse Facilities. Shelter Express agrees to provide, at its sole cost and expense, one or more warehouse facilities in the City to warehouse and store, subject to Section 3.4 of this Agreement, Coordinated Franchise Structures and other materials and equipment which may be required for the maintenance and repair of the Coordinated Franchise Structures.

5.8.   Agreement Subordinate to Franchise Agreement. Notwithstanding the termination provisions in Section 9 below, this Agreement is subject and subordinate to the Franchise Agreement, and may be terminated or modified at any time by CEMUSA, without penalty to CEMUSA, in the event the City, or any agency thereof, advises CEMUSA that termination or modification is required.

6.     COMPENSATION

6.1   Basic Compensation. In consideration of the services provided by Shelter Express pursuant to Sections 3 through 5 of this Agreement, CEMUSA shall compensate Shelter Express for its work as set out in Exhibit 1 hereto.

6.2   Additional Compensation. Notwithstanding Section 6.1 hereof, in the event that CEMUSA directs Shelter Express to remove snow from the Bus Shelters after a continuous snowfall of more than three inches throughout the City, Shelter Express shall be paid Additional Compensation of $20 per Bus Shelter for each Bus Shelter from which it removes snow. CEMUSA’s direction to Shelter Express may be given in writing (including by email), or, if given orally, promptly confirmed in writing (including by email). The provision of the services in this Section 6.2 by Shelter Express must be approved in advance by CEMUSA. As set forth in Section 3.1 above, Shelter Express shall comply with the regulations for snow removal set forth in section 16-123 of the New York City Administrative Code as may be amended or modified from time to time.

6.3   No Indemnity. If CEMUSA determines not to direct Shelter Express to remove snow after a continuous snowfall of more than three inches throughout the City, then, in that particular circumstance, Shelter Express shall not be obligated to indemnify CEMUSA for any Liquidated Damages that may be assessed against CEMUSA for the failure to remove such snow.

6.4   Measurement. In determining whether a continuous snowfall is greater than three inches, the parties will rely on the final measurements made by the City of New York, unless the parties agree in writing on a different measurement standard.

7.     INVOICING AND PAYMENTS

7.1   Monthly Invoicing. Shelter Express shall submit monthly invoices to CEMUSA.

7.2   Invoice Information. Each invoice shall contain the following information: (a) description of the work completed by location and type of Coordinated Franchise Structure; (b) name and address to where payment is to be sent; (c) invoice number; and (d) any other services, supplies, and/or items covered by the invoice.

7.3   Timing of Payments. CEMUSA agrees to pay Shelter Express within 30 days of receiving Shelter Express’s invoice unless any charged item therein is erroneous or subject to dispute. CEMUSA will use reasonable efforts to reconcile any discrepancies with Shelter Express without undue delay. To the extent the parties cannot agree on an invoiced item within 90 days of the date of the invoice, the invoice shall become a disputed item to be resolved pursuant to Section 8 below.

8.     DISPUTES

8.1   Arbitration. Any dispute that the Parties are unable to resolve within ten (10) days shall be submitted to arbitration by either party in accordance with the following procedures:

(a)           Any dispute arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(b)           The place of the arbitration shall be the offices of counsel for CEMUSA in New York City, or such other location in New York City as CEMUSA may designate.

(c)           All disputes shall be heard and determined by one (1) arbitrator, who is a lawyer with background in, and knowledge of, the street furniture services industry. The arbitrator shall be selected by the Parties’ agreement; provided, however, that if the Parties cannot agree on the appointment of the arbitrator within five (5) days after the respondent receives a demand for arbitration, the AAA shall select the arbitrator.

(d)           The decision and award rendered by the arbitrator will be final and binding. Judgment on the award may be entered in and enforced by any court of competent jurisdiction. In no event shall the arbitrator have authority to award punitive damages.

8.2   Continued Performance. Except where clearly prevented by the applicable dispute, the Parties agree to continue performing their obligations under this Agreement while the dispute is being resolved as provided herein.

9.     TERMINATION

9.1   Termination. Either CEMUSA or Shelter Express may terminate this Agreement upon (i) mutual written consent at any time, or (ii) upon the other party’s material breach of this Agreement, provided that: (a) the non-breaching party sends written notice to the breaching party describing the breach in reasonable detail; (b) the breaching party does not cure the breach within seven (7) days following its receipt of such written notice; and (c) following the expiration of the seven (7) days cure period, the non-breaching party sends a second written notice to the breaching party indicating the non-breaching Party’s intention to terminate this Agreement, and the date upon which termination shall be effective. CEMUSA and Shelter Express each shall also have the right to terminate this Agreement upon sixty (60) days written notice at any time after the second year of the Term.

9.2   Compensation For Work Performed. Shelter Express will be compensated for its services rendered to the date of termination for work completed and not otherwise in dispute. CEMUSA shall not be liable for, and shall have no obligation to pay or reimburse Shelter Express for lost opportunities, lost profits, unabsorbed overhead, incidental costs, expenses due to termination, or consequential, special, punitive, or indirect damages of any kind.

10.   INDEMNITY

10.1 Indemnification for Losses. Shelter Express shall defend, indemnify, and hold harmless CEMUSA and its affiliates and their respective officers, partners, directors, employees, agents, successors, and assigns from and against any and all losses, claims, damages, liabilities, suits, and expenses of any kind (including, without limitation, fees and disbursements of legal counsel) (collectively, “Losses”), that arise from, or in connection with, Shelter Express’s negligent performance of, or its negligent failure to perform, its obligations under this Agreement, without limitation.

10.2 Franchise Agreement Indemnification. Shelter Express agrees to indemnify, defend and hold harmless CEMUSA hereunder for any and all amounts that CEMUSA is required to pay to the City pursuant to the Franchise Agreement including Liquidated Damages as defined above, fines, penalties, and/or other damages or assessments, where, in CEMUSA’s reasonable judgment, such payment to the City is attributable to Shelter Express’s performance, or lack of performance, under this Agreement. Notwithstanding the above, where Shelter Express’s obligations are conditioned on notice, Shelter Express’s performance or failure to perform is conditioned on its timely receipt of notice from CEMUSA, the City, or other source.

10.3 Responsibility for Agents, et al. Shelter Express shall be fully responsible under this Agreement for the acts and omissions of its agents and affiliates, including Shelter Electric Maintenance Corp., and of any persons either directly or indirectly employed by them or acting for them, as it is for the acts and omissions of persons directly employed by it. Shelter Express shall not be relieved of any responsibility under this Agreement by any subcontract.

11.   INSURANCE

11.1 Types of Insurance. Shelter Express shall provide the following types of insurance coverage in compliance with, and as otherwise required under, the terms of the Franchise Agreement, including Section 12.2.5 thereof:

(a)      a Commercial General Liability Insurance Policy covering CEMUSA and the City as Additional Insured which shall specifically include the City’s officials, employees and agents, and shall be at least as broad as Insurance Services Office (“ISO”) Form CG 2010 (11/85 ed.) (No later edition of ISO Form CG 2010, and no more limited form or endorsement, is acceptable.) This policy shall protect the City, CEMUSA, and Shelter Express from claims for property damage and/or bodily injury, including death, which may arise from any of the services performed under this Agreement. Coverage under this policy shall be at least as broad as that provided by ISO Form CG 0001 (1/96 ed.), must be “occurrence” based rather than “claims-made”, and shall include, without limitation, the following types of coverage: Premises Operations, Products and Completed Operations, Contractual Liability (including the tort liability of another assumed in a contract), Broad Form Property Damage, Medical Payments, Independent Contractors, Personal Injury (Contractual Exclusion deleted), Cross Liability, Explosion, Collapse and Underground Property, and Incidental Malpractice, and such policy shall include the endorsements, special conditions, and minimum limits specified in Schedule E to the Franchise Agreement, If such insurance contains an aggregate limit, it shall apply separately to this Agreement.

(b)      Workers Compensation Insurance and Disability Benefits Insurance in. accordance with the laws of the State of New York on behalf of all employees providing services under this Agreement, and such policy shall include the endorsements, special conditions, and minimum limits specified in Schedule E to the Franchise Agreement.

(c)      Employers Liability Insurance affording compensation due to bodily injury by accident or disease sustained by any employee arising out of use of and in the course of his/her employment under this Agreement, and such policy shall include the endorsements, special conditions, and minimum limits specified in Schedule E to the Franchise Agreement.

(d)      a Comprehensive Business Automobile Liability policy for liability arising out of any automobile including owned, non-owned, leased and hired automobiles to be used in connection with this Agreement, naming CEMUSA and the City as additional insureds (ISO Form CA0001, ed. 6.92, code 1 “any auto”), and such policy shall include the endorsements, special conditions, and minimum limits specified in Schedule E to the Franchise Agreement.

(e)      to the extent not covered by (a) above, a Professional Liability Insurance Policy covering breach of Professional Duty, including actual or alleged negligent acts, errors or omissions committed by Shelter Express, its agents or employees, arising out of the performance of professional services rendered to or for CEMUSA. The policy shall provide coverage for Bodily Injury, Property Damage and Personal Injury, and such policy shall include the endorsements, special conditions, and minimum limits specified in Schedule E to the Franchise Agreement. If the Professional Liability Insurance Policy is written on a claims-made basis, such policy shall provide that the policy retroactive date coincides or precedes Shelter Express’s initial services under this Agreement and shall continue until the expiration or termination of this Agreement. The policy must contain no less than a three-year extended reporting period for acts or omissions that occurred but were not reported during the policy period.

11.2 Insurers’ Waiver of Subrogation Rights. Shelter Express shall obtain the waiver of its insurers from their rights of subrogation against the City or CEMUSA and their respective officials, employees and agents.

11.3 No limitation. The insurance coverage required hereunder is not limited by the indemnification language of this Agreement or any limitation placed on indemnity in this Agreement given as a matter of law.

11.4 Additional Insurance. Shelter Express shall provide such additional insurance coverage as may be required by CEMUSA from time to time.

11.5 Certificates of Insurance. Within two weeks of the date hereof, but in all events prior to the Effective Date, Shelter Express shall provide CEMUSA with certificates of insurance in a form acceptable to CEMUSA that shall certify the issuance and effectiveness of the types of insurance specified in this Section 14 with the minimum coverage levels required by CEMUSA.

11.6 No Waiver. Insurance coverage in the minimum amounts provided for herein shall not relieve Shelter Express or its subcontractors of any liability under this Agreement, nor shall it preclude CEMUSA from exercising any rights or taking such other actions as are available to it under any other provisions of this Agreement or law.

12.   ASSIGNMENT AND SUBCONTRACTING

12.1 Assignment by CEMUSA. CEMUSA may assign, transfer, or otherwise delegate the performance of its duties and obligations under this Agreement to any person or third party who, in the sole judgment of CEMUSA, is qualified to render the services required, which assignee shall expressly include its affiliate CEMUSA NY, LLC, or any other affiliate, parent or subsidiary of CEMUSA. Any such assignment shall not relieve CEMUSA of any of its obligations to Shelter Express under this Agreement.

12.2 Assignment by Shelter Express. Shelter Express may not assign, transfer, or otherwise dispose of, its rights, duties, or obligations under this Agreement to any other person or entity, in whole or in part, without the prior express written consent of CEMUSA, which consent CEMUSA may elect to give in its sole discretion. Any assignment, transfer, or other disposition attempted without such prior consent shall be null and void, provided that CEMUSA hereby agrees that, subject to Section 10 hereof, Shelter Electric Maintenance Corp., a licensed electrical company and an affiliate of Shelter Express, will perform certain electrical services under the direction of Shelter Express pursuant to this Agreement. A merger or other business combination shall be deemed an assignment for the purposes of this subsection.

12.3 Subcontracting. Shelter Express may not subcontract any or all of the work to be performed by it under this Agreement without the prior written consent of CEMUSA.

13. OTHER TERMS AND CONDITIONS

13.1     Notices. All notices and correspondence shall be sent by either party to the other to the addresses shown in the Preamble hereto. Any notice, request, demand, waiver, or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed properly given or made: (i) on the date delivered if hand-delivered or sent by fax or email (with electronic and verbal confirmation thereof), (ii) the day scheduled for receipt by the courier if sent by overnight delivery service or (iii) three (3) days after being deposited in the United States mails, certified or registered mail, return receipt requested, with postage pre-paid.

13.2     Modifications. No agreement or modification varying the terms or conditions of this Agreement shall be binding, unless reduced to writing and properly executed by authorized signatories of both Parties.

13.3     Confidentiality. The parties agree that all information related to the Coordinated Franchise Structures shall be considered confidential information. Shelter Express shall not disclose any such confidential information to any person outside its employ either during or after the Term of this Agreement (other than the City when authorized by CEMUSA), and shall use such confidential information only for the performance of this Agreement and for no other purpose. Further, to the extent that Shelter Express is provided access to EIMIS, such access shall only be for the purpose of recording the results of the Services it is obligated to perform under this Agreement, and shall be limited in manner, scope and form as CEMUSA shall determine in its discretion.

13.4     Independent Contractor. It is understood and agreed that Shelter Express shall perform its obligations under this Agreement as an independent contractor. Shelter Express’s personnel who are to perform the services hereunder shall be under the employment, and ultimate control, management, and supervision of Shelter Express.

13.5     Governing Law. This Agreement is governed by, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of New York State, without regard to its conflict of laws rules.

13.6     Interpretation. This Agreement constitutes the entire agreement between CEMUSA and Shelter Express and supersedes all communications, oral or written, between CEMUSA and Shelter Express in relation to the terms and conditions of this Agreement.

13.7     Severability. Should any provision of this Agreement be found to be illegal, invalid, or unenforceable, such finding shall not affect the legality, validity, or enforceability of any other provision condition of this Agreement. Furthermore, this Agreement shall be construed as though such illegal, invalid, or unenforceable provision had not been included herein.

13.8     Calendar Days. Unless otherwise stated, all periods of days referred to in this Agreement shall be measured in calendar days.

13.9     Force Majeure. Any event of Force Majeure as described in the Franchise Agreement that excuses all or part of CEMUSA’s obligation to perform thereunder, shall, to the same extent, also serve to excuse the performance of each of the parties’ obligations hereunder.

13.10       Effect of Waiver. The waiver or failure of CEMUSA to exercise, in any respect, any right provided for herein shall not be deemed a waiver of any further right hereunder.

13.11      Consequential Damages. Other than as described in Section 10 of this Agreement, neither CEMUSA nor Shelter Express shall be liable to each other for consequential damages.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

CEMUSA, INC.	SHELTER EXPRESS CORP.

By	By

/s/ Toulla Constantinou	/s/ Jerome Cooper
Name: Toulla Constantinou	Name: Jerome Cooper
Title: CEO Cemusa Inc.	Title: Pres.

EXHIBIT 1

Coordinated Franchise Structures, Types of Maintenance Services, Posting and Duration

1.             Maintenance and Electrical Services, and Posting Services

The tables below sets forth the agreed pricing (other than reimbursement for parts and components), on a per month, per Structure basis, for the Maintenance and Electrical Services, and Posting Services that Shelter Express will provide pursuant to, and as described in, Sections 3.1, 3.2, 3.4, 4.1 and 4.2 of this Agreement.

	Existing Shelters and New Shelters		Existing Shelters Only
	Year 1	Year 2	Year 3	Year 4	Year 5
Bus Shelter Maintenance and Electrical Services	$115	$125	$145	$160	$175
Bus Shelter Posting (regardless of frequency)	No fee	No fee	N/A	N/A	N/A
Electric	$25	$26	$28.50	$30	$32
TOTAL (per month, per Bus Shelter)	$140	$151	$173.50	$190	$207

	Year 1	Year 2
Monthly Price for Posting of all APTs and Newsstands, regardless of frequency	$12.50 per face (multiplied by total number of faces on all APTs and Newsstands)	$12.50 per face (multiplied by total number of faces on all APTs and Newsstands)

a.   Other Services: Concrete Work: supplying, pouring and finishing new sidewalk flags at the prices set forth below in Section 3 of this Exhibit “Sidewalk Renovation/Restoration; sidewalk trenching and installation of new pads to support the New Shelters, to be provided on a unit price basis at prices to be agreed between the parties.

b.   Storage, Warehousing, Spare Parts: Removal of Existing Shelters designated by CEMUSA from time to time; warehousing the removed Existing Shelters, and dismantlement of the removed Existing Shelters to obtain replacement parts for use exclusively on the Existing Shelters pursuant to the terms of this Agreement shall be included as part of the Bus Shelter Maintenance and Electrical Services described in this Exhibit 1 above, and shall not have any additional charges.

2.             Rehabilitation and Repairs

The following chart sets out the per unit labor costs for repairs and replacement of parts, including for the Rehabilitation Services set forth at Section 3.3. All parts are to be supplied by CEMUSA (or by reimbursement by CEMUSA to Shelter Express at purchase price plus five percent), with the exception of paint.

DESCRIPTION	UNIT LABOR COST

AD BOX COMPLETE INSTALL	$250
AD BOX COMPLETE RESET	$200
AD BOX COMPLETE REMOVAL	$225
AD BOX COMPLETE REMOVAL/INSTALL SAME LOC.	$300
AD BOX DIFFUSER	$55
AD BOX DIFFUSER + GLASS	$100
AD BOX DOOR	$105
AD BOX DOOR REPAIR	$60
AD BOX GLASS	$80
BACKWALL CHANNEL PIN (B) 12” RESET	$60
BACKWALL CHANNEL PIN (T) 9”	$60
BACKWALL COMPLETE	$250
BACKWALL GLASS REMOVE	$35
BACKWALL GLASS	$75
BACKWALL GLASS GASKET STRIP	$20
BACKWALL GLASS SUP. CHANNEL (B)	$75
BACKWALL GLASS SUP. CHANNEL (T)	$60
BACKWALL GLASS SUPPORT CHANNEL CAP	$20
BACKWALL REMOVAL ABC GLASS/RAIL $ PINS	$225
BACKWALL REMOVE BOTTOM RAIL/PINS/GLASS	$180
ROOF COMPLETE	$180
ROOF DRAIN HOUSE	$45
ROOF FACIA	$100
ROOF LIGHT FIX, DIFF (LIGHT SHIELD)	$50
ROOF LIGHT FIX, DOOR (FRAME)	$200
ROOF SUPPORT LEG	$175
ROOF SUPPORT LEG RESET	$175
BENCH INSTALL	$85
PAINTING OF ENTIRE SHELTER	$250

3. Heavy Labor Services

The following is a labor cost pricing schedule for Heavy Labor Service repairs to Existing Shelters as set forth in Section 3.5 that are required by CEMUSA and which CEMUSA directs Shelter Express to perform as services outside of the Rehabilitation program.

Existing Bus Shelter Removal
For temporary removals after an accident because of construction, or permanent removal pursuant to a NYCDOT directive.

$450 per bus shelter

Existing Bus Shelter Installation
Installation of an existing bus shelter type in a new location. This price includes a preconstruction site survey for assessment of sidewalk conditions and the location of a power source.

$1,250 per bus shelter

Existing Bus Shelter Reinstallation
Within the same bus stop, excluding trenching and electrical work.

$1,250 per bus shelter

Existing Bus Shelter Relocation

Involving the move of an existing bus stop shelter from a location on a city block to a nearby location without having to bring the bus shelter back to our warehouse. Excluded from this price are sidewalk restoration, new foundation, trenching or electrical connections.

$1,250 per bus shelter

Sidewalk Renovation/Restoration

For standard New York city sidewalk (each sidewalk flag measures 5’ x 5’), or as required by Section 3.5(e) hereof

$290 per flag (with cost of historic sidewalk and pavement to be determined on case by case basis)

Electrical Connections and Trenching

A.                                   Current connections should be able to be easily re-used and Shelter Express’ work for reconnections will be billed on a T&M basis. Shelter Express’ current union labor rate for electrical work is $90.00 per hour.

B.                                     Trenching of electrical connections along the sidewalk to the nearest available lamppost. The price quoted is for the first 30 feet (inclusive of an 8-inch trench and concrete restoration of the trench).

$2,500 for the first 30 linear feet $42 per additional linear foot